As filed with the Securities and Exchange Commission on September 4, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVAGO TECHNOLOGIES LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Singapore	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Yishun Avenue 7

Singapore 768923

(65) 6755-7888

(Address, including zip code of registrant’s principal executive offices)

Equity Incentive Plan for Executive Employees of Avago Technologies Limited and

Subsidiaries (Amended and Restated Effective as of February 25, 2008)

Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited

and Subsidiaries (Amended and Restated Effective as of February 25, 2008)

Avago Technologies Limited 2009 Equity Incentive Award Plan

(Full Title of the Plan)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

Tel: (800) 222-2122

(Name and address of agent for service)

Copy To:

Anthony J. Richmond

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, No Par Value	20,790,281 (2)	$7.56 (3)	$157,174,525	$8,771
Ordinary Shares, No Par Value	20,000,000 (4)	$17.48 (5)	$349,600,000	$19,508

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, as amended to date (the “Executive Plan”); the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, as amended to date (the “Senior Management Plan,” and together with the Executive Plan, the “Prior Plans”); or the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding ordinary shares.
(2)	Represents 20,790,281 ordinary shares subject to outstanding awards under the Prior Plans as of September 3, 2009. Any such ordinary shares that are subject to awards under the Prior Plans which are forfeited or lapse unexercised and which following the effective date of the 2009 Plan are not issued under the Prior Plans will be available for future issuance under the 2009 Plan. See footnote 4 below.
(3)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For the 20,790,281 ordinary shares reserved for issuance upon the exercise of outstanding awards granted under the Prior Plans, the Proposed Maximum Offering Price Per Share is $7.56 per share, which is the weighted average exercise price of outstanding awards granted under the Prior Plans.
(4)	Represents 20,000,000 ordinary shares, which is the sum of: (i) options to purchase 2,701,950 ordinary shares granted to date; and (ii) 17,298,050 ordinary shares available for future issuance under the 2009 Plan as of September 3, 2009. To the extent outstanding awards under the Prior Plans are forfeited or lapse unexercised and which following the effective date of the 2009 Plan are not issued under the Prior Plans, the ordinary shares subject to such awards will be available for future issuance under the 2009 Plan. See footnote 2 above.
(5)	This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $17.48, which is the weighted average of: (i) the average of the high and low prices for the Registrant’s ordinary shares as reported on The Nasdaq Global Select Market on September 2, 2009, or $17.87; and (ii) the exercise price of the grants made to date under the 2009 Plan, or $15.00.

Proposed sale to take place as soon after the registration statement is declared effective as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Avago Technologies Limited is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act on August 6, 2009, relating to the registration statement on Form S-1, as amended (Registration No. 333-153127) and the registration statement on Form S-1 (Registration No. 333-161074).

(b)	The current report on Form 8-K filed by the Registrant with the SEC on August 14, 2009.

(c)	The quarterly report on Form 10-Q for the fiscal quarter ended August 2, 2009 filed by the Registrant with the SEC on September 3, 2009.

(d)	The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-34428), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 3, 2009.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the ordinary shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Registrant, the Registrant’s articles of association provides that, subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Registrant, every director, managing director, secretary or other officer of the Registrant and its subsidiaries and affiliates shall be entitled to be indemnified by the Registrant against any liability incurred by him in defending any proceedings, civil or criminal, in which judgment is given in his favor; or in which he is acquitted; or in connection with any application under the Singapore Companies Act in which relief is granted to him by the Court.

In addition, no director, managing director, secretary or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by the Registrant, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Registrant or for the insufficiency or deficiency of any security upon which any of the moneys of the Registrant are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, default, breach of duty or breach of trust.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the Registrant. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

The Registrant has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Registrant’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The Registrant has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Index to Exhibits.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 3rd day of September, 2009.

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Patricia H. McCall
Patricia H. McCall
Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Patricia H. McCall and Douglas R. Bettinger, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan Hock E. Tan	President and Chief Executive Officer and Director (Principal Executive Officer)	September 3, 2009

/s/ Douglas R. Bettinger Douglas R. Bettinger	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 3, 2009

/s/ Dick M. Chang Dick M. Chang	Chairman of the Board of Directors	September 3, 2009

/s/ Adam H. Clammer Adam H. Clammer	Director	September 3, 2009

/s/ James A. Davidson James A. Davidson	Director	September 3, 2009

/s/ James Diller James Diller	Director	September 3, 2009

/s/ James H. Greene, Jr. James H. Greene, Jr.	Director	September 3, 2009

Kenneth Y. Hao	Director

John R. Joyce	Director

Signature	Title	Date

David M. Kerko	Director

/s/ Justine Lien Justine Lien	Director	September 3, 2009

/s/ Donald Macleod Donald Macleod	Director	September 3, 2009

/s/ Bock Seng Tan Bock Seng Tan	Director	September 3, 2009

/s/ Douglas R. Bettinger Douglas R. Bettinger	Authorized Representative in the United States	September 3, 2009

INDEX TO EXHIBITS
EXHIBIT
4.1	Form of Avago Technologies Limited Specimen Share Certificate (incorporated by reference from Exhibit 4.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on July 14, 2009 (File No. 333-153127))

4.2	Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (Amended and Restated Effective as of February 25, 2008) (incorporated by reference from Exhibit 10.20 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on August 5, 2009 (File No. 333-153127))

4.3	Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (Amended and Restated Effective as of February 25, 2008) (incorporated by reference from Exhibit 10.21 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on August 5, 2009 (File No. 333-153127))

4.4	Avago Technologies Limited 2009 Equity Incentive Award Plan (incorporated by reference from Exhibit 10.18 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on July 27, 2009 (File No. 333-153127))

5.1	Opinion of WongPartnership LLP

23.1	Consent of WongPartnership LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm

23.3	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this registration statement)